Exhibit 10.18



                    1996 Gantos, Inc. Executive Bonus Plan<F1>1


        1. Definitions. As used in this Executive Bonus Plan, the following terms have the following meanings:

               "Board" is the Board of Directors of Corporation.

               "Committee" is the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan or, at the Board's discretion, the Board itself.

               "Corporation" is Gantos, Inc., a Michigan corporation, or any successor thereto.

               "Effective Date" is February 4, 1996.

               "Fiscal 1996" is Corporation's fiscal year ending February 1,
               1997.

               "Fiscal 1996 Target" is the Fiscal 1996 Profit target which has been determined by the Board or the Committee and announced to the Participants.

               "Participant" means any participant in the Plan pursuant to paragraph 3 below.

               "Plan" is this Executive Bonus Plan.

               "Profit" is Corporation's income

                      (i) before deductions for (1) federal, state and local income taxes, (2) extraordinary items, and (3) all bonuses payable under this Plan, and

                      (ii) plus or minus any items not included in the projections from which the Fiscal 1996 Profit was determined and that otherwise decreased or increased Profit, at the discretion of the Compensation Committee.

               Profit will be determined by Corporation's regular independent public accountants (1) in accordance with generally accepted accounting principles and (2) using amounts obtained as part of the annual audit of Corporation's Fiscal 1996 financial statements.

        2. Administration. The Plan will be administered by the Committee. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan, to make bonus awards under the Plan and to make all other determinations necessary or advisable for its administration. All Plan


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determinations made by the Committee, and the Committee's interpretation and construction of any provision of the Plan, will be final and conclusive.

        3.     Participants; Termination of a Participant's Employment.

        (a) The initial persons covered by the Plan are L. Douglas Gantos, J.E. Bunka, Kenneth Green, Jane Pahls, Gordon Tendler, Terri Connett and Bruce Castillo. In addition, any President, Vice President - Store Operations, or both, hired by the Corporation during Fiscal 1996 will be a Participant in the Plan. The Committee or the Corporation's Chief Executive Officer will determine and designate from time to time, in its, his or her discretion, any additional officers hired by the Corporation during Fiscal 1996 to be covered by the Plan. The Committee will determine and designate from time to time, in its discretion, any other key employees of Corporation to be covered by the Plan.

        (b) If a Participant's employment with Corporation terminates before the end of Fiscal 1996 because of such Participant's death or disability, such Participant will be eligible to receive a bonus under the Plan. If a Participant's employment with Corporation terminates before the end of Fiscal 1996 for any other reason, such Participant will receive no bonus under the Plan.

        4.     Fiscal 1996 Annual Bonus.

        (a) If Corporation's Fiscal 1996 Profit exceeds the Fiscal 1996 Target, the Fiscal 1996 cash bonus pool will equal 50% of such excess, up to a maximum cash bonus pool equal to 35% of the actual salaries of all Participants in the Plan with respect to services performed in Fiscal 1996 for Corporation (the "Bonus Pool").

        (b) Fifty percent of the Bonus Pool will be automatically earned and payable upon achievement of Fiscal 1996 Profits in excess of the Fiscal 1996 Target. This 50% portion will be paid to each Participant in proportion to the 1996 base salary actually paid to such Participant. The Committee shall determine, in its discretion, what portion, if any, of the remaining Bonus Pool will be payable to each Participant, based on its evaluation of senior management's recommendations, the individual's achievement of his or her Performance Plan/Objectives and such other factors as the Committee deems relevant. The Committee, in its discretion, may determine that all, any portion or none of the remaining Bonus Pool will be payable to any particular Participant, and the Committee is not required to award the entire amount of the remaining Bonus Pool to the Participants. Bonuses will be paid promptly after the Committee certifies the amount of Fiscal 1996 Profit and the calculation of the portion of the Bonus Pool automatically payable to each Participant receiving bonuses under the Plan and makes its decisions regarding the merit portion of the bonus, if any.

               The Board reserves the right to pay bonuses to Participants beyond those, if any, called for by the Plan.

        5.     Base Salaries.  The Plan does not cover Participants' salaries.

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        6.     Stock Options.  The Plan does not cover stock option grants, which will be subject to the Board's discretion.

        7. Nontransferability of Rights under the Plan. A Participant's rights under the Plan may not be transferred, assigned or pledged.

        8. Employment Agreement/Continuation of Employment. Nothing contained in the Plan nor any action taken by the Committee in connection with the Plan will confer upon any Participant any right to continuation of employment by Corporation or any subsidiary of Corporation, nor interfere in any way with the right of Corporation or any subsidiary to terminate such Participant's employment at any time. Notwithstanding the preceding sentence, nothing in the Plan affects the rights of any Participant under any written employment agreement between such Participant and Corporation.

        9. Withholding Payments. Participants will be responsible for all taxes on bonuses awarded to them under the Plan, and Corporation will be entitled to make all appropriate withholding from amounts due to Participants under the Plan.

        10. Effectiveness of Plan. This Plan becomes effective on the Effective Date and will remain in effect through the end of Fiscal 1996.


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1 Adopted by the Gantos, Inc. Board of Directors on March 19, 1996.

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